                                                                      EXHIBIT 99

Unaudited Financial Statements of IRT Partners L.P. for the three months ended March 31, 2000

                               IRT PARTNERS L.P.

                                 BALANCE SHEETS
                             (Dollars in thousands)

                                                                  March 31,      December 31,
                                                                    2000            1999
                                                                  ---------      ------------
ASSETS

        Rental properties                                         $ 148,061       $ 147,123
        Accumulated depreciation                                    (21,391)        (20,518)
                                                                  ---------       ---------
               Net rental properties                                126,670         126,605

        Cash and cash equivalents                                       346             359
        Advances to affiliate, net                                    8,251           8,923
        Prepaid expenses and other assets                             1,647           1,947
                                                                  ---------       ---------

               Total assets                                       $ 136,914       $ 137,834
                                                                  =========       =========

LIABILITIES & PARTNERS' CAPITAL

Liabilities:
        Mortgage notes payable, net                               $  31,038       $  31,181
        Accrued expenses and other liabilities                        2,237           2,545
                                                                  ---------       ---------

               Total liabilities                                     33,275          33,726

Limited partners' capital interest (815,852 OP Units in 2000
        and 1999, respectively) at redemption value                   6,527           6,374

Commitments and contingencies (Note 3)

Partners' capital
        General partner (114,613 OP Units in 2000 and
               1999, respectively)                                    1,036           1,041

        Limited partner (10,530,883 OP Units in 2000 and
               1999, respectively)                                   96,076          96,693
                                                                  ---------       ---------

               Total partners' capital                               97,112          97,734
                                                                  ---------       ---------

               Total liabilities and partners' capital            $ 136,914       $ 137,834
                                                                  =========       =========

      The accompanying notes are an integral part of these balance sheets.


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

                               IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
               For the Three Months Ended March 31, 2000 and 1999
                                 (In thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                    2000        1999
                                                   ------      ------
Revenues:
      Income from rental properties                $5,085      $4,803
      Interest income from affiliate                  125          --
                                                   ------      ------

             Total revenues                         5,210       4,803

Expenses:
      Operating expenses of rental properties       1,306       1,086
      Interest on mortgages                           615         557
      Depreciation                                    873         833
      General and administrative                      189           2
                                                   ------      ------

             Total expenses                         2,983       2,478
                                                   ------      ------

             Net earnings                          $2,227      $2,325
                                                   ======      ======

         The accompanying notes are an integral part of this statement.


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

                               IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
               For the Three Months Ended March 31, 2000 and 1999
                                 (In thousands)



                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                ----------------------
                                                                                 2000           1999
                                                                                -------       --------

Cash flows from operating activities:
  Net earnings                                                                  $ 2,227       $  2,325
  Adjustments to reconcile earnings to net cash from operating activities:
     Depreciation                                                                   873            833
     Changes in assets and liabilities:
       Decrease (increase) in prepaid expenses and other assets                     300           (321)
       (Decrease) increase in accrued expenses and other liabilities               (308)           601
                                                                                -------       --------

Net cash flows from operating activities                                          3,092          3,438
                                                                                -------       --------

Cash flows used in investing activities:
  Additions to real estate investments, net                                        (938)       (15,687)
                                                                                -------       --------

Cash flows (used in) from financing activities:
  Distributions paid, net                                                        (2,696)        (2,492)
  Collection of advances to affiliate, net                                          672             --
  Principal amortization of mortgage notes payable                                 (143)          (115)
  Advances to affiliate, net                                                         --           (586)
  Proceeds from mortgage note payable                                                --          5,742
  Issuance of units for cash                                                         --          9,259
                                                                                -------       --------

Net cash flows (used in) from financing activities                               (2,167)        11,808
                                                                                -------       --------

Net decrease in cash and cash equivalents                                           (13)          (441)

Cash and cash equivalents at beginning of period                                    359          1,103
                                                                                -------       --------

Cash and cash equivalents at end of period                                      $   346       $    662
                                                                                =======       ========

Supplemental disclosures of cash flow information:

  Total cash paid for interest                                                  $   616       $    522
                                                                                =======       ========

         The accompanying notes are an integral part of this statement.


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


                               IRT PARTNERS L. P.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2000


1.       Unaudited Financial Statements

                  These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of March 31, 2000 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.       Organization and Nature of Operations

                  IRT Partners L.P. ("LP"), a Georgia limited partnership formed on July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, on August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units.

                  As a result of acquisitions and dispositions, as of March 31, 2000, LP owned 24 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The Company and IRT Management Company, one of the Company's wholly-owned subsidiaries, collectively own approximately 92.9% of LP as of March 31, 2000. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

                  LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.

3.       Commitments and Contingencies

         LP has guaranteed the bank indebtedness and senior indebtedness of the Company.

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